Exhibit 99.1

News Release Sunoco Logistics Partners L.P. 1818 Market Street, Suite 1500 Philadelphia, PA 19103-7583

For further information contact

Pete Gvazdauskas (investors) 215-977-6322

Joseph McGinn (media) 215-977-3237

SUNOCO LOGISTICS PARTNERS L.P. ANNOUNCES PRICING OF

$700 MILLION OF SENIOR NOTES

PHILADELPHIA, January 7, 2013 – Sunoco Logistics Partners L.P. (NYSE: SXL) today announced the pricing of $350 million aggregate principal amount of 3.45% senior notes due 2023 and $350 million aggregate principal amount of 4.95% senior notes due 2043 of its wholly owned subsidiary, Sunoco Logistics Partners Operations L.P. (the “Operating Partnership”). The sale of the senior notes is expected to settle on January 10, 2013, subject to customary closing conditions. The Operating Partnership intends to use the net proceeds of approximately $692 million from this offering to repay in full the balance outstanding under its $350 million revolving credit facility and the balance outstanding under the $200 million revolving credit facility under which Sunoco Partners Marketing & Terminals L.P. is the borrower and SXL and the Operating Partnership are the guarantors. SXL will use the remainder of the net proceeds for general partnership purposes, including to partially finance its $700 million 2013 expansion capital plan.

J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Mitsubishi UFJ Securities (USA), Inc., Mizuho Securities USA Inc., and RBS Securities Inc. are acting as joint book-running managers for the offering. Deutsche Bank Securities Inc., Goldman, Sachs & Co., PNC Capital Markets LLC, Scotia Capital (USA) Inc., TD Securities (USA) LLC, and U.S. Bancorp Investments, Inc. are acting as co-managing underwriters. The offering is being made by means of a prospectus and related prospectus supplement, copies of which may be obtained from the following addresses:

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Attention: Investment Grade Syndicate Desk—3rd Floor

Telephone: (212) 834-4533

Citigroup Global Markets Inc.

c/o Broadridge Financial Solutions

1155 Long Island Ave.

Edgewood, NY 11717

Telephone: (800) 831-9146

You may also obtain these documents for free when they are available by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The offering is made pursuant to an effective shelf registration statement and prospectus filed by SXL with the SEC.

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership that owns and operates a logistics business consisting of a geographically diverse portfolio of complementary crude oil & refined product pipeline, terminalling, and acquisition & marketing assets. SXL’s general partner is owned by Energy Transfer Partners, L.P. (NYSE: ETP).

Statements about the offering may be forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of SXL, and a variety of risks that could cause results to differ materially from those expected by management of SXL. SXL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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